Exhibit 99.1

Pure Cycle to Acquire Sky Ranch Property

Denver, Colorado – August 4, 2010 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced effective July 30, 2010, it has entered into an agreement which will allow it to acquire the 931-acre Sky Ranch Property for $7.0 million in cash. The transaction is expected to close within 60 days; however, we can terminate the agreement for any reason during this 60 day period if we so chose.

In 2003 and 2004, we entered into two water service agreements and a groundwater purchase agreement with the developer of Sky Ranch. However, the developer entered into bankruptcy in 2007, which resulted in uncertainty regarding these agreements. Mark Harding, the President and CEO of Pure Cycle, stated that “by acquiring the property we remove the uncertainties created by the bankruptcy and ensure that we are the water provider to the property once it is developed.” Mr. Harding further commented that “in addition to solidifying our existing water service agreements, this acquisition expands our opportunity to include wastewater service to the property, allows us to complete our acquisition of the water rights at Sky Ranch, and facilitates our use of highly treated wastewater effluent, distributed through a dedicated reclaimed water distribution system, to meet outdoor irrigation demands. The inclusion of wastewater will enable us to implement our environmentally sensitive water recycling operations reusing highly treated effluent water supplies distributed through a dedicated water distribution system to provide water for outdoor irrigation demands. Protecting, using and reusing Colorado’s valuable water resources, demonstrates our commitment to environmentally responsible stewardship over this scarce and limited resource.” As the owner of both the property and the water rights which will be used to provide services to the property when it is developed, we have positioned ourselves to offer developers an integrated, cost effective and ready for development package, and thus Sky Ranch represents an important strategic acquisition for us. We believe we have secured private financing for this acquisition. The terms of such financing will be announced once finalized.

About Sky Ranch

Sky Ranch is located in Arapahoe County, Colorado directly adjacent to I-70, approximately 16 miles east of Downtown Denver, 4 miles north of the Lowry Range, and 4 miles south of Denver International Airport. Sky Ranch has been zoned for residential, commercial and retail uses and may include up to 4,850 single family equivalent units. Current development plans anticipate entry level housing (houses costing less than $300,000). The water and wastewater utilities at Sky Ranch are anticipated to generate approximately $132.8 million in tap fee revenue and approximately $6 million annually in service fee revenue upon completion of development (based on current tap fees and usage charges). We do not anticipate developing the property ourselves. Rather we plan to partner with national home builders/developers to provide them with competitively priced lots that are ready for development together with affordable, sustainable, environmentally sound water and wastewater services. With a land acquisition price of approximately $1,400 per entitled lot, we believe this property is well positioned to offer affordable land and utilities to home builders and developers looking to construct entry level houses. Although we do not know exactly when this property will develop, land development experts believe the entry level housing market will be the first product to rebound in the Denver metropolitan area.

Exhibit 99.1

We will host a conference call to discuss this acquisition on August 5, 2010 at 10:00 AM Mountain (12:00 PM Eastern). The call in number is (877) 377-7104, which will be webcast on our website, and we will have a slide presentation available at www.purecyclewater.com.

Company Information
Pure Cycle owns water assets in multiple river basins in the State of Colorado as well as in certain aquifers in the Denver metropolitan area. Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area including the design, construction, operation and maintenance of water and wastewater systems.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456.